EXHIBIT 99.1
VistaCare Acquires Lovelace Sandia Hospice
Albuquerque, New Mexico Hospice Will Add 80 to 90 Patient Census
Includes 11-bed Inpatient Unit at Regional Medical Center
     August 31, 2005, Scottsdale, AZ – VistaCare, Inc., [NASDAQ: VSTA] one of the country’s leading hospice providers, announced today that it has entered into an agreement with Lovelace Sandia Health System to acquire Lovelace Sandia Hospice in Albuquerque, New Mexico. The acquisition will add 80 to 90 patients to VistaCare’s census, and includes a five-year lease on the 11-bed inpatient unit (IPU) at the Albuquerque Regional Medical Center. The all cash acquisition will cost the Company approximately $4.5 million and is expected to be closed in mid September.
     With this acquisition, VistaCare will assume responsibility for all Lovelace Sandia Hospice operations in the Albuquerque area. VistaCare will provide home-based and inpatient hospice care for all eligible patients in the region, which includes patients from Albuquerque Regional Medical Center, Lovelace Medical Center, West Mesa Medical Center, Lovelace Sandia Health System’s Women’s Hospital and Rehabilitation Hospital of New Mexico.
     “As we have discussed previously, an important component of our long-term growth strategy is to build hospital-based referrals and partnerships,” said Richard R. Slager, Chairman and CEO of VistaCare. “This is the second major relationship with a hospital system we have entered this year. As with Emory Healthcare, we believe that this partnership will allow us to continue to further diversify and balance our patient mix, while delivering the benefit of hospice to an underserved population. We are very excited about integrating these operations and welcoming the employees of the Lovelace Sandia Hospice into VistaCare.”
     VistaCare is presently the largest provider of hospice services in New Mexico, with programs in Albuquerque, Carlsbad, Clovis, Hobbs and Roswell.
     As part of this acquisition agreement, VistaCare and Lovelace Sandia Health System’s parent company, Ardent Health Services, have committed to collaborate on a model to integrate end-of-life services more seamlessly into the Lovelace Health Plan.

     “VistaCare has been serving the Albuquerque community since 1997, and is well known throughout New Mexico for providing the highest quality hospice care,” said David W. Elliot, Jr., President and COO of VistaCare. “Still, fewer than half of eligible patients access the hospice benefit. This collaboration will allow us to develop new techniques to identify hospice-eligible patients earlier in the continuum of care, so they and their families can receive the most comprehensive hospice health services available.”
     “As a healthcare system, we are continuously reviewing the best way to provide services to the people of New Mexico,” said Norm Becker, Lovelace Sandia Health System Chairman and CEO. “We want to make sure that services are available to patients and their families, and VistaCare’s focus on and expertise in hospice will enhance care to those requiring hospice in New Mexico.”
     VistaCare operates hospice programs in 14 U.S. states, including New Mexico, caring for more than 5,400 patients each day.
ABOUT VISTACARE
Founded in 1995, VistaCare has built a national reputation for excellence and compassion in end-of-life care. VistaCare is one of the county’s leading hospice providers, caring for more than 5,400 patients and families each day throughout programs in 14 states. VistaCare believes in providing care wherever a patient calls home – whether it’s a personal residence, nursing home, assisted living facility, hospital, or other residence of choice – and VistaCare prides itself on an “open access” philosophy of care that provides exceptional end-of-life care to all eligible patients, without exception.
This release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “hope,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “estimate,” “expectations,” “forecast,” “goal” and similar expressions identify forward-looking statements, which speak only as of the date the statement was made. VistaCare does not undertake and specifically disclaims any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. These statements are based on current expectations and assumptions and involve various risks and uncertainties, which could cause VistaCare’s actual results to differ from those expressed in such forward-looking statements. These risks and uncertainties arise from, among other things, possible changes in regulations governing the hospice care industry, periodic changes in reimbursement levels and procedures under Medicare and Medicaid programs, difficulties predicting patient length of stay and estimating potential Medicare reimbursement obligations, challenges inherent in VistaCare’s growth strategy, the current shortage of qualified nurses and other healthcare professionals, VistaCare’s dependence on patient referral sources, and other factors detailed under the caption “Factors that May Affect Future Results” or “Risk Factors” in VistaCare’s most recent report on Form 10-Q or 10-K and its other filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on such forward-looking statements and there are no assurances that the matters contained in such statements will be achieved.
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Company Contact:	Investor Contacts:	Media Contact:
Rick Slager	Doug Sherk/Jennifer Beugelmans	Steve DiMattia
Chief Executive Officer	EVC Group	EVC Group
(480) 648-4530	(415) 896-6820	(415) 896-6820
ir@vistacare.com	dsherk@evcgroup.com	sdimattia@evcgroup.com